Exhibit 99.1

             Ciphergen Reports Third Quarter 2004 Financial Results

Announced Sale of BioSepra Process Chromatography Business to Pall Corporation


    FREMONT, Calif., Nov. 1 /PRNewswire-FirstCall/ -- Ciphergen Biosystems, Inc. (Nasdaq: CIPH) announced today its financial results for the third quarter of 2004. For the quarter ended September 30, 2004, total revenue decreased 31% to $11.0 million, as compared to revenue of $16.1 million in the third quarter of 2003; revenue increased approximately 3% as compared to the second quarter of 2004. The year-over-year decrease in revenue was due to decreased sales of ProteinChip(R) Systems and decreased revenue from Ciphergen's BioSepra(R) Process Proteomics products, partially offset by increased revenue from ProteinChip Arrays and service activities. The Company reported a net loss of $9.5 million for the third quarter of 2004, compared to a net loss of $5.2 million for the comparable period of 2003.

    "We have received positive feedback following the Q3 market launch of our next-generation platform, the ProteinChip System, Series 4000. We expect that this will result in increased sales growth in the near term as users and prospects become more familiar with its state-of-the-art features designed for translating biomarker discoveries into high value assays," commented William
E. Rich, President and CEO. "The sale of our BioSepra process chromatography business allows us to focus our financial and business resources on our core research products and emerging diagnostic business. The joint sales and marketing collaboration with Pall Corporation positions us to continue to sell the ProteinChip Systems into the process proteomics market. In addition, our Diagnostics Division continues to report encouraging results in its development programs in ovarian cancer and Alzheimer's disease. Also, we are pleased with the progress in our efforts to identify strategic commercial partnerships."

    Summary of Recent Highlights:

    -- Introduction of the ProteinChip System, Series 4000
       The ProteinChip System, Series 4000 was launched in July 2004 and features the Pattern Track(TM) Biomarker Discovery to Assay process, which integrates Ciphergen's proprietary ProteinChip Arrays, SELDI-TOF-MS detection and Biomarker Patterns(TM) software. The Series 4000 has been designed to discover, validate, purify, ID and translate biomarkers into high value assays - all on a single platform and in an easy to use, bench-top format. This platform addresses what has been a major bottleneck in translational medicine.
    -- Sale of Process Chromatography Business and Collaboration with Pall
       Corporation.
       Ciphergen announced last week that it has reached an agreement to sell its BioSepra process chromatography business to Pall Corporation for a purchase price of approximately $32.0 million, net of cash and debt. The transaction is expected to close within 45 days, subject to customary closing conditions. In addition, the two companies are entering into a process proteomics collaboration, based on the combination of Ciphergen's ProteinChip technology and BioSepra's leading chromatography products. Ciphergen will also retain certain limited rights to access BioSepra's chromatography sorbent technology for manufacture, use and sale in the research and diagnostic markets.
    -- Progress on Reducing Operating Expenses.
       Cost reduction steps taken in July resulted in operating expenses $2.uarter than in the second quarter of 2004. This decrease has already exceeded our initial target of reducing annualized operating expenses by $8.0 million in the fourth quarter.
    -- Automated Chip Manufacturing Commences.
       During the third quarter, our automated chip manufacturing system completed the validation process and generated its first production runs for customer shipment. Expected benefits of this new system are an ability to increase production volumes without adding labor and an improvement in product quality.
    -- Ovarian Cancer Diagnostics Program.
       Ciphergen's 500-sample, multi-site ovarian cancer study was published by the journal Cancer Research on August 15; this study was conducted in collaboration with the Johns Hopkins University School of Medicine, MD Anderson, Duke University Medical School, The Royal Hospital for Women (Sydney), University Hospital Groningen and Queen Mary's School of Medicine (London). The Company is engaged in a series of retrospective and prospective follow-on studies to validate these findings and determine their utility in addressing three clinical questions: early stage detection, late stage detection and treatment monitoring for recurrence.
    -- Alzheimer's Study Results Presented.
       Prof. Kaj Blennow, M.D., Ph.D., University of Goteborg, Molndal, Sweden, presented promising results from our joint Alzheimer's disease discovery program seeking to differentiate Alzheimer's disease from other forms of dementia at the July 17-22 9th International Conference
       on Alzheimer's disease and Related Disorders in Philadelphia.   In
       addition, there were a total of 10 studies presented by our collaborators and customers at this meeting, including three that highlighted Ciphergen's Amyloid Beta multi-peptide SELDI-based immunoassay.
    -- New Appointments.
       Within the Diagnostics Division, Eric Fung, M.D., Ph.D. has been promoted to the position of Vice President, Clinical and Medical Affairs. In his new position, Dr. Fung will manage our biomarker discovery efforts within academic collaborations, and direct clinical trial studies designed to achieve commercialization. Additionally, Simon Shorter, Ph.D. was appointed as Vice President of Business Development. Dr. Shorter will oversee corporate strategy and academic business development activities. These appointments were made in support of Ciphergen's major clinical diagnostics business initiatives designed to develop and commercialize protein molecular diagnostics based on the ProteinChip platform.

    About Ciphergen

    Ciphergen's Biosystems Division develops manufactures and markets a family of ProteinChip(R) Systems and services for clinical, research, and process proteomics applications, as well as a broad range of bioseparations media for protein purification and large scale production. ProteinChip Systems enable protein discovery, characterization, identification and assay development to provide researchers with predictive, multi-marker assay capabilities and a better understanding of biological function at the protein level.
Ciphergen's Diagnostics Division is dedicated to the discovery of protein biomarkers and panels of biomarkers and their development into protein molecular diagnostic tests that improve patient care; and to providing collaborative R&D services through its Biomarker Discovery Center(R) laboratories for biomarker discovery for new diagnostic tests as well as pharmacoproteomic services for improved drug toxicology, efficacy and theranostic assays. Additional information about Ciphergen can be found at www.ciphergen.com.


    Safe Harbor Statement

    Note Regarding Forward-Looking Statements: For purposes of the Private Securities Litigation Reform Act of 1995 (the "Act"), Ciphergen disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such forward-looking statements include statements regarding the expected impact of the introduction of the ProteinChip System, Series 4000 on future revenue growth, statements regarding our plans to sell the BioSepra business to Pall and the expected results of our collaboration with Pall in the process proteomics market, the expected benefits of our automated chip manufacturing system, our investment in and commitment to our Diagnostics Division, progress toward identifying strategic commercial partnerships and the anticipated progress of that business, statements regarding the benefits of the new chip manufacturing system, and statements regarding the use of ProteinChip technology to discover useful protein biomarkers and develop diagnostic assays for Alzheimer's disease, ovarian cancer or other medical conditions, and future growth in the field of proteomics. Actual results may differ materially from those projected in such forward-looking statements due to various factors, including the risk that competition may not only lengthen the sales cycle but also result in permanently lost orders, the risk that sales may not increase due to funding issues, the risks associated with new product introductions including the risk that a new product does not achieve significant commercial market acceptance, that sales and marketing expenses may be temporarily higher due to the product launch, that sales cycles could be lengthened due to the need to train and educate customers and potential customers about new features, protocols and technology encompassed by the new products, that initial manufacturing costs may be high as new production processes are introduced and that new products may involve quality issues that negatively impact our gross margin as well as the potential need to increase inventory reserves for obsolescence of old products, the risk that product quality will not improve as a result of the new chip manufacturing system, the ability to close the proposed sale of BioSepra, the ability of Pall and Ciphergen to work together to grow ProteinChip sales in the process market, the ProteinChip technology's ability to validate and/or develop the Alzheimer's disease, ovarian cancer or other biomarkers as diagnostic assays, and the continued emergence of proteomics as a major focus of biological research and drug discovery. Investors should consult Ciphergen's filings with the Securities and Exchange Commission, including its Form 10-Q dated August 9, 2004 for further information regarding these and the other risks of the Company's business.


    NOTE: Ciphergen, ProteinChip, Biomarker Discovery Center and BioSepra are registered trademarks of Ciphergen Biosystems, Inc.



                          Ciphergen Biosystems, Inc.
                        Summary Financial Information
                                 (unaudited)
                    (in thousands, except per share data)

                                       Three Months Ended   Nine Months Ended
                                          September 30,       September 30,
                                         2003      2004      2003       2004
    Revenue                            $16,072   $11,032   $43,177    $37,324

    Cost of revenue (1)                  5,749     3,858    22,534     14,060
    Gross profit                        10,323     7,174    20,643     23,264

    Operating expenses:
      Research and development           5,400     4,679    18,792     16,842
      Sales and marketing                5,971     7,423    17,917     22,758
      General and administrative         3,332     3,623    12,286     11,249
      Amortization of intangible
       assets                              207       208       621        622
         Total operating expenses       14,910    15,933    49,616     51,471

    Loss from operations                (4,587)   (8,759)  (28,973)   (28,207)

    Interest and other income
     (expense), net                       (124)     (649)      164     (1,593)
    Loss before income taxes            (4,711)   (9,408)  (28,809)   (29,800)

    Provision for income taxes             526       121     1,229        352

    Net loss                           $(5,237)  $(9,529) $(30,038)  $(30,152)

    Basic and diluted net loss per
     share                              $(0.18)   $(0.33)   $(1.08)    $(1.03)

    Shares used in computing basic
     and diluted net loss per share     28,730    29,319    27,902     29,186


                                                December 31,     September 30,
                                                    2003              2004
    Cash, cash equivalents and
     investments in securities                     $47,316          $18,965
    Total assets                                   102,026           69,920
    Long-term debt, net of current
     portion                                        30,879           30,983
    Stockholders' equity                            47,892           19,006


    (1) In the nine months ended September 30, 2003, cost of revenue included a non-recurring expense of $7,257 related to our litigation settlement.




SOURCE  Ciphergen Biosystems, Inc.
    -0-                             11/01/2004
    /CONTACT: Sue Carruthers, Investor Relations of Ciphergen Biosystems, Inc., +1-510-505 2297/
    /Web site:  http://www.ciphergen.com /
    (CIPH)

CO:  Ciphergen Biosystems, Inc.
ST:  California
IN:  HEA BIO MTC
SU:  ERN